                                                                  EXHIBIT 10(Q)

                                  Amendment #1

                     Employment Contract of Scott E. Hilley

                              (dtd. June 7, 1995)

Date:  December 18, 1995

The purpose of this amendment is to modify Section 5, subparagraph c as indicated below. All other sections of the employment contract are to remain the same.

        c. As additional compensation for the services to be rendered, Employee shall also be issued 100,000 options to purchase Common Stock of Crown Laboratories, Inc. at $.25 per share. Such options will vest to a schedule (outlined below) as of the beginning employment date. Also upon the beginning employment date, 125,000 options to purchase Common Stock of Crown Laboratories, Inc. at $1.01 per share will be granted to the Employee. Both options shall be subject to the vesting schedule outlined below and will contain a legend per this agreement.

        Vesting is as follows, no pro-rata vesting:

        10%  Vests day employment begins
        40%  Vests two years and one day from employment date
        50% Vests at the end of five years and one day from the date of ---- employment.
       100%

In the event this agreement is terminated prior to the vesting of all options, if said termination is for cause, the Employee shall return all unvested options as outlined in the above vesting schedule (no pro-rata vesting).



    /s/  Craig Nash, CEO                    /s/  Scott E. Hilley
- -------------------------------         ------------------------------
         Craig Nash, CEO                         Scott E. Hilley
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                              EMPLOYMENT AGREEMENT


        This Employment Agreement ("Agreement") is entered into effective the 18th day of May, 1995, with the beginning employment date of June 7, 1995, between Crown Laboratories, Inc., a Delaware corporation ("Employer"), and Scott
E. Hilley, ("Employee").

1.      Explanatory Statement

        a. Crown Laboratories, Inc. (the "Company") is engaged in the development of, and intends to manufacture and market, a proprietary line of pharmaceutically-balanced nutritional products designed for the special needs of residents in nursing homes and patients in hospitals. Generally, these individuals are over age 70, and prefer foods that are easy to ingest, or are flavorful, or easily digestible, and nutritionally complete. The Company's products will be provided in aseptically sealed, flexible packages. Formulations are designed to provide a maximum of nutrient and caloric support in easily consumable forms. The Company currently intends to offer four liquid products and 26 dry-mixed products for use by individuals with dietary restrictions including low sodium and diabetic diets. Additionally, caloric enhancement and nutritional supplement products will be available. Other products will be developed and marketed, from time to time.

        b. Employee has specialized expertise as a Vice President of Finance with a history of progressive financial management within process manufacturing and distribution companies. The employee will have access to technical marketing information, financial, and product information related to the Employer's product. All such information is proprietary information of the Employer and deemed herein to be subject to the nondisclosure and noncompete provisions of the employment Agreement.


        c. Employer agrees to employ Employee as Vice President of Finance and Employee agrees to render such services as are designated in Attachment A of the Employment Agreement for and on behalf of Employer. Employer may assign additional or different duties from time to time, subject to the understanding however that there shall be no significant reduction of responsibilities.

        In consideration of this Explanatory Statement, which is a substantive part of this Agreement, and the mutual obligations set forth in this Agreement, Employer and Employee hereby agree as follows:

2.      Employment

        Crown Laboratories, Inc. in Las Vegas, Nevada employs Employee as its Vice President of Finance and Employee agrees to render such services as designated in Attachment A to this Agreement for and on behalf of Employer. Employer may assign Employee additional or different duties. From time to time, the Company may deem it necessary for the Employee to travel. Such travel will be approved by the Employer and reasonable expenses for such travel will be reimbursed by the Employer to the Employee. Employee accepts employment with the Employer and agrees to render the services for the Employer on the terms and conditions set forth in this Agreement. Employer will have the power to direct, control, and supervise the services to be performed, the means and manner of performing the services, and the time of performing the services; provided, however, that the Employer may not impose any employment duties or constraint which would require the Employee to violate any current or later enacted law, statute, ordinance, rule or regulation.

3.      Term

        The term ("the Initial Term") of this agreement commences on June 7, 1995, and subject to the further provisions of this Agreement, ends on the day five years from the commencement date of this Agreement. Thereafter, this agreement automatically renews for successive one year periods (a "Renewal Term") unless, at least sixty (60) days prior to the expiration of the Initial Term or any Renewal Term, either party gives written notice to the other party specifically electing to terminate this Agreement at the end of the Initial Term or any such Renewal Term.

4.      Performance of Services

        Employee will render the services to the best of Employee's ability for and on behalf of Employer. Employee will comply with all laws, statutes, ordinances, rules and regulations relating to the services. During the term of this Agreement, Employee may not, at any time or place, directly or indirectly, engage or agree to engage in the business of developing, producing or marketing dietary and/or nutritional products other than to the extent required by the terms and conditions of this Agreement, unless the Chief Executive Officer approves special projects from time to time outside the confines of the agreement.

5.      Compensation

        Employer will pay Employee as exclusive compensation for services rendered under this Agreement as follows:

        a. Compensation from the beginning date of employment, June 7, 1995 will be $85,000/year. At the beginning of the fourth (4) month of employment, the annual salary will increase to $90,000.

        b. Employee's salary during subsequent periods after June 7, 1995 will be reviewed annually, and may be changed in accordance with Employer's normal payroll policies. Bonuses, if applicable, will be determined by the ability of the Employee to successfully meet the objectives established for this Employee by the Company as reviewed annually.

        c. As additional compensation for the service to be rendered hereunder, Employee shall also be issued 100,000 shares of Common Stock of Crown Laboratories, Inc., which



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        shares shall vest to a schedule as of the beginning employment date.
        Also upon the beginning employment date, 125,000 stock options valued at 85% of market shall have a vesting schedule the same as the Common Stock with all stocks and options having a legend per this agreement. The value of the Common Stock shall be the closing Ask price of the shares listed on the AMEX, ECM, or the principal stock exchange upon which shares are traded, on the last trading day prior to the beginning employment date.

                Vesting is as follows: Common Stock and Stock Options, no pro rata vesting.

                 10%     Vests day employment begins.
                 40%     Vests two years and one day from employment date.
                 50%     Vests at the end of five years and
                ---      one day from date of employment.
                100%

        In the event this agreement is terminated prior to the vesting of all shares and/or options, if said termination is for cause, the Employee shall return all unvested shares and/or options as outlined in the above vesting schedule (no prorated vesting).

        d. During the initial contract period covered by this agreement and while the officers of the corporation at the signing of this contract serve controlling 3 of the 7 seats on the Board of Directors, the vesting schedule presented above shall be in effect. Prior to, and upon the event that the control of the Board of Directors changes and Craig Nash is no longer the Chief Executive Officer and Scott Nash is no longer the President, all shares as provided in this section shall vest immediately.

5.      Vacations and Benefits

        a. During each twelve (12) month period during the Initial Term or any Renewal Term of this Agreement, Employee is entitled to vacation time of not less than three (3) weeks during which the Employee's compensation shall continue in full. Employee will take vacation at such time or times as approved by Employer, which approval shall not be unreasonably withheld.

        b. In addition to all other compensation provided to the Employee pursuant to this Agreement, Employee is entitled to health insurance, to participate in the employee incentive and non-qualified stock option plans, pension plan and in any other fringe benefits which are or may be provided by Employer to its Employees including, but not limited to insurance, health, welfare and other benefits. Termination shall not affect any rights a terminated employee might have under any fringe benefit plan maintained by the Employer, for a period not to exceed ninety (90) days after termination, subject, however, to restrictions which may be placed upon continuation of such coverages by the insurance providers. Employee will be reimbursed for all Company approved travel expenses, relocation, and administrative expenses.

7.      Confidential Information

        a. Employee will acquire knowledge of the Employer's confidential information. Confidential information is information of a unique nature relating to the Employer's business operations, internal structure, financial affairs, programs, product formulations,




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        production methods, procedures, manuals, confidential reports, lists of clients and prospective clients, sales and marketing methods as well as the amount, nature, and type of services, products and requirements preferred by the Employer's clients and the prices paid by the Employer's clients. Disclosure of this confidential information could cause a substantial loss to the Employer. Employee agrees that Employee will not for any purpose disclose to any person or entity any confidential information obtained by the Employee during employment with the Employer.

        b. Employee may have access to records of the Employer. Records are all contracts, agreements, financial books, instruments, documents, client lists, memoranda, data, reports, programs, software, tapes, Rolodex files, telephone and address books, letters, research, card decks, listings, programming, and any other instruments, records or documents relating or pertaining to the customer services by Employee on the behalf of Employer, the services rendered by the Employee, or the business of the Employer. Records will remain the Employer's property. When Employee's employment terminates, the Employee will return to the Employer all records and will neither make or retain copies of any records after the termination of Employment.

        c. Inventions made or conceived entirely or partially by the Employee while employed with the Employer and within three years after termination of the Employee's employment will be the property of the Employer. Inventions include all creations, whether or nor patentable, trademarkable, copryrightable, and all ideas, reports, or other creative works, including without limitation, product formulations, manuals, related materials which relate to the existing or proposed business of the Employer or any other business or research or development effort conducted by the Employer. All of the Employee's inventions which are copyrightable will be works for hire. Employee will cooperate with Employer to patent or copyright inventions by executing all documents tendered by the Employer for the purpose of patenting or copyrighting the Employee's inventions. This provision does not apply to any inventions for which no equipment, supplies, facilities or trade secret information of the Employer was used and which was developed entirely on the Employee's own time unless:

                i.   the invention relates

                    (1)  directly to the business of the Employer, or

                    (2) to Employer's actual or demonstrably anticipated research and development, or

                ii. the invention results from any work performed by the Employee for the Employer.

8.      Restrictive Covenants

        a. The Employee will perform services which have a unique value to the Employer which if used in competition with the Employer could cause serious harm to the Employer. Employee will develop good will for the Employer through personal contact with customers and others who have business relationships with Employer. This good will which is a proprietary asset of the Employer, may follow Employee after




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
        Employment with the Employer terminates. Employee agrees that during the three year period following termination of Employee's employment for any reason, Employee will not unless given prior written consent by the
        Employer:

                i. perform any services, regarding nutritional and/or dietary products, of the type the Employee performed during employment with Employer, for any persons or entities who are, or have been, customers of the Employer.

                ii. solicit for employment or employ for any other person or entity any person who is employed by the Employer during the same time as the Employee was employed by Employer. Employee will not persuade any customer or person or entity to discontinue business with the Employer.

                iii. engage, either as a consultant, independent contractor, proprietor, stockholder, partner, or in any other capacity, in any business which produces and/or sells dietary and/or nutritional products or otherwise competes with Employer in any State of the United States, or United States Territory or in any foreign country where Employer sold, licensed, or otherwise provided dietary and/or nutritional products, product marketing or related services at any time during the Employee's employment.

        b. If any provision or portion of this section of the agreement is held unreasonable, unlawful, or unenforceable by a court of competent jurisdiction, the provision will be deemed modified to the extent necessary for the provisions to be legally enforceable to the fullest extent permitted by applicable law. Any court of competent jurisdiction may enforce any provision of this section or modify any provision in order that the provision will be enforced by the court to the fullest extent permitted by applicable law.

        c. The violation by the Employee of the provisions of Section 7 or 8 of this Agreement could cause irreparable injury to Employer and there is no adequate remedy at law for violation of those provisions. Employer has, in addition to other legal or equitable remedies, the right to enjoin Employee in a court of equity from violating those provisions.

        d. All provisions of Sections 7 and 8 of this Agreement are cumulative. Compliance with these sections is a condition precedent to the Employer's obligation to make payments to the Employee under this Agreement or otherwise. Nothing in this Agreement prohibits Employer from pursuing any other remedies available to it for a breach or threatened breach of Section 7 or 8 of this Agreement.

        e. As used in Section 8, "clients" and "customers" include any person or entity that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control of any such person or entities which purchase any goods or services from Employer.




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
9.      Termination of Employment

        Employer has the right to terminate Employee's employment at any time and without prior written notice to the Employee upon the occurrence of any one or more of the following events: (i) the breach by the Employee of any obligation contained in this Agreement; (ii) the voluntary or involuntary dissolution of the Employer; (iii) the voluntary or involuntary liquidation or winding up of the Employer; (iv) for cause. Upon termination for any other reason other than for (iv) as provided in this section. Employer shall pay to Employee three (3) months of severance in the amount of the then effective salary of the Employee at the data of termination. Such severance payments, and all commissions, bonuses, salaries, and expenses owned to the Employee will be paid on the date of termination. Upon termination under (iv) as provided in this Section, Employer shall pay Employee one (1) month of severance in the amount of the then effective salary of the Employee at the date of termination. Upon termination of the Employee's Employment pursuant to this Section 9, neither party will have any further obligations under this Agreement, except for Employee obligations under Section 7 and 8. Each party will remain liable and responsible to each other for all prior obligations and for all acts and omissions of such party, its agents, servants, and employees, prior to termination.


        Employer may not terminate this Agreement for cause unless Employer has first given Employee five (5) days prior written notice of termination which sets forth the grounds of termination, and Employee has failed to cure the stated grounds for termination within the five (5) days period; provided however the Employee may have no more than two (2) opportunities to correct grounds of termination during any consecutive twelve (12) month period, during the term hereof, commencing upon the effective date of this Agreement.

10.     Arbitration

        Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof. The determination of the Arbitrator(s) shall be binding on both parties.

11.     Notices

        All notices and other communications required or permitted to be given by this Agreement must be in writing and must be given and will be deemed received if and when either hand delivered and a signed receipt is given, or mailed by registered or certified U.S. mail, return receipt requested, postage prepaid, and if to the Employer to:

        CROWN LABORATORIES, INC.
        6780 Caballon Street
        Las Vegas, Nevada 89119
        (702) 696-9300

        Attn: Craig E. Nash - Chief Executive Officer and if to Employee to:

        Scott E. Hilley
        64 East Ridge Road
        Warwick, NY 10990

        or at any other address as either party notifies the other in writing.

12.     Other Covenants

        The Employer and Employee agree, in addition to the formal personnel policies as defined in the Employee Handbook of the Company, that for the purposes of this Agreement the term "cause" as used in Section 9 of this agreement shall be defined to include, any misconduct, disobedience, use of discourteous language, withholding of information when asked by the C.E.O. or the President, non-compliance with directions as given, and gross negligence of duties as provided for by this Agreement. Such determinations will be made by the Chief Executive Officer and documented in writing with a copy provided to the Employee.

        If two (2) such disciplinary actions are documented in writing and a third disciplinary action occurs in any annual period, and termination of Employment pursuant to Section 9 of this Agreement is not elected by the Company, then the Employee shall return to the Company 20% of the shares of Common Stock vested and issued to date granted to the Employee by this Agreement.

13.     Miscellaneous

        a. This Agreement binds and benefits Employer, its successors, and assigns. This Agreement binds and benefits Employee and Employee's heirs, personal and legal representatives, and guardians. No portion of this Agreement or interest in it may be assigned by the Employee.

        b. The terms and provisions of this Agreement may not be modified except by written instrument duly executed by Employer and Employee.

        c. This Agreement will be governed by and enforced and construed in accordance with the laws of the State of Nevada.

        d. The headings in this Agreement are included for the convenience of reference and will be given no effect in the construction of this Agreement.

        e. In the event of the breach of this Agreement, the nonbreaching party may maintain an action for specific performance against the party who is alleged to have breached any of the terms of the Agreement. If Employee violated Sections 7 and/or 8, Employee consents to the entry of a temporary restraining order, a preliminary injunction and a permanent injunction (or comparable remedies) against Employee. This subsection will not be construed to limit in any manner any other rights or remedies an aggrieved party may have by virtue of any breach of this Agreement.
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Each of the parties has the right to waive compliance with any obligation of this Agreement, but a waiver by any party of any obligation will not be deemed a waiver of compliance with any other obligation on any subsequent occasion, nor will any waiver be deemed effective unless in writing and signed by the party so waiving.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement.


EMPLOYER                                       EMPLOYEE

CROWN LABORATORIES, INC.



By: CRAIG E. NASH, C.E.O.                           SCOTT E. HILLEY
   -----------------------                     -------------------------
   Craig E. Nash -                             Scott E. Hilley
   Chief Executive Officer
                                                      May 18, 1995
        May 19, 1995                           -------------------------
   -----------------------                     Effective Date
   Date
                                                      June 7, 1995
                                               -------------------------
                                               Starting Employment Date

                                  ATTACHMENT A
                                JOB DESCRIPTION


TITLE:                  Vice President of Finance

REPORTS TO:             Chief Executive Officer

RESPONSIBILITIES:

1. Preparation and implementation of good accounting practices and procedures for Chief Executive Officer's approval.

2. Establishment of a system of internal controls. These internal controls are to include, but are not limited to:

        a. Budgetary auditing and the providing of reports to department heads of monthly budgetary status, status of budget year to date, and warnings of excess charges.

        b.  Transaction tracing and paper trail audits.

        c.  Expense policy, expense tracking, and expense report receipts.

        d.  County and local taxes status and tracking.

        e. Banking records and transaction tracking, including monthly reconciliation.

        f. Corporate account tracing and daily balances in all corporate bank accounts.

        g. Development of a system for maintenance of the Company financial records for tax and audit purposes.

        h.  Billing and collections.

        i.  Implementation, where feasible, of segregation of duties control.

        j.  Periodic account analysis and substantiation.

        k. Maintenance of general ledger with reconciliations to subsidiary ledgers.

        l.  Disbursement controls.

        m.  Maintenance of detailed fixed asset ledgers.




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        n.  Maintenance of stock and option sub-ledgers.

        o. When required, assist the President in the maintenance of inventory quantities and evaluation of production records.

3. Review statements for management use are to be generated by the 10th day of the month for the preceding thirty day period. Review statements are to be generated for SEC filing purposes no later than twenty-one days after the quarters end.

4. Generation of financial information for statistical purposes and the building of accounting history files.

5. Development of cash flows and operating scenarios based upon the financial position of the Company.

6. Audit of the performance of the Company in meeting its financial projections.

7. Preparation of routine cost analysis for auditing of Company profit and loss.

8.      Collection of accounts receivable.

9. Corporate interface with the independent accountants, and responsible to management for good policy and control.

10. Preparation of corporate credit applications and maintenance of corporate credit information.

11. Preparation of cash flow projections and other financial statistical information at the direction of the Chief Executive Officer as required weekly.

12. Weekly reports to Chief Executive Officer of the cash position of the Company, its current profit/loss performance, and cash requirements of the Company.

13. Routine internal audits on a rotating basis such that all areas and departments are audited a minimum of once per year prior to independent audit.

14. Direct responsibility of accounts payable, general ledger, accounts receivable, and inventory control functions of the Company.

15. Presentations to Executive Committees as designated by the Chief Executive Officer at the Chief Executive Officer's discretion (weekly and monthly).



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